As filed with the Securities and Exchange Commission on May 30, 2017

                             Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________________________________________________________
LEE ENTERPRISES, INCORPORATED
 (Exact name of Registrant as specified in its charter)
_______________________________________________________________________
Delaware (State or other jurisdiction of incorporation or organization)	42-0823980 (I.R.S. Employer Identification No.)

201 N. Harrison Street, Davenport, Iowa  52801
(Address of Principal Executive Offices)

LEE ENTERPRISES, INCORPORATED
AMENDED AND RESTATED
1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
(effective February 22, 2017)
_______________________________________________________________________
 (Full title of the plan)

Ronald A. Mayo
Vice President, Chief Financial Officer and Treasurer
Lee Enterprises, Incorporated
201 N. Harrison Street, Ste. 600
Davenport, IA 52801
_______________________________________________________________________
(Name and address of agent for service)

(563)383-2100
_______________________________________________________________________
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Edmund H. Carroll
Lane & Waterman LLP
220 N. Main Street, Ste. 600
Davenport, IA 52801-1987

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered ---------------------- Common Stock, par value $0.01	Amount to be registered (1)(2) ---------------- 300,000	Proposed maximum offering price per share (3) ---------------------- $2.04	Proposed maximum aggregate offering price ---------------------- $612,000	Amount of registration fee ------------------- $70.93
Preferred Share Purchase Rights	300,000	$0.00(4)	N/A	N/A

Notes:

(1) See Note 4 below.

(2) Together with an indeterminable number of shares as may be required pursuant to the Amended and Restated Lee Enterprises, Incorporated 1996 Stock Plan for Non-Employee Directors, effective February 20, 2017 (the "Plan"), as a result of stock splits, stock dividends, recapitalization or other similar transactions effected without receipt of consideration resulting in the increase in the number of the outstanding shares of Common Stock, pursuant to Rule 416(a) of the Securities Act of 1933, as amended ("Securities Act").

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, the proposed offering price was based on the average of the high and the low prices of Registrant's Common Stock on the New York Stock Exchange on May 26, 2017, which was $2.04.

(4) Preferred Share Purchase Rights registered hereunder initially are attached to and trade with the shares of Common Stock being registered under this Registration Statement.  The value attributed to such rights, if any, is reflected in the market price of the Common Stock.  See Exhibit 4.3 to this Registration Statement.

Explanatory Note

This Registration Statement on Form S-8 (this "Registration Statement") is filed for the purposes of registering 300,000 additional shares of common stock ("Common Stock") of Lee Enterprises, Incorporated, a Delaware corporation (the "Company" or the "Registrant"), issuable pursuant to the Company's Amended and Restated 1996 Stock Plan for Non-Employee Directors (effective February 22, 2017) (the "Plan").  The increase in the number of shares of Common Stock authorized for issuance under the Plan was approved by the Company's stockholders at its 2017 Annual Meeting of Stockholders held on February 22, 2017.  Shares of the Plan have previously been registered with the Securities and Exchange Commission (the "Commission") as follows:  (a) 50,000 shares of Common Stock, par value $2.00 per share, registered on the Company's Form S-8 filed on June 20, 1996 (Commission File No. 333-06433), (b) 100,000 shares of Common Stock, par value $2.00 per share, registered on the Company's Form S-8 filed on May 14, 2003  (Commission File No. 333-105219), (c) 300,000 shares of Common Stock, par value $2.00 per share,  registered on the Company's Form S-8 filed on June 30, 2010 (Commission File No. 333-167909) and (d) 300,000 shares of Common Stock, par value $0.01 per share,  registered on the Company's Form S-8 filed on May 9, 2014 (Commission File No. 333-195862, the  "Previous Registration Statements").

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates herein by reference contents of the Previous Registration Statements, except to the extent supplemented, amended or superseded by the information set forth herein.

The Company is also registering an additional 300,000 Preferred Share Purchase Rights ("Preferred Share Purchase Rights") on this Form S-8, authorized for issuance under the Rights Agreement between the Company and Wells Fargo Bank, N.A. (as successor rights agent to The First Chicago Trust Company of New York, the "Rights Agent"), dated as of May 7, 1998 (the "Rights Agreement"), as amended by Amendment No. 1 to the Rights Agreement, dated as of January 1, 2008, between the Company and Wells Fargo Bank, N.A. (as the Rights Agent) (the "Amended Rights Agreement").  The Amended Rights Agreement is an amendment to the Rights Agreement, with respect to which the Company filed, on May 26, 1998, Form 8-A12B (Commission File No. 001-06227), as supplemented by Form 8-A/A, Amendment No. 1, filed with the Commission on January 11, 2008 (Commission File No. 001-06227).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference and deemed to be a part hereof:
1.	The Company's Annual Report on Form 10-K for the fiscal year ended September 25, 2016, as filed on December 9, 2016.
2.
The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 25, 2016, as filed on February 3, 2017, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2017, as filed on May 5, 2017.

3.	The Company's Current Report on Form 8-K filed on February 27, 2017.
4.
The description of the Company's Common Stock which is contained in (a) the Company's Current Report on Form 8-K filed on January 25, 2012; (b) the Second Amended Joint Prepackaged Plan of Reorganization for Lee Enterprises, Incorporated and its Debtor Subsidiaries, which is Exhibit 2.2 to said Current Report on Form 8-K; and (c) the Amended and Restated Certificate of Incorporation of Lee Enterprises, Incorporated effective as of January 30, 2012, which is Exhibit 3.1 to Form 8-K filed on February 3, 2012.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold (other than those furnished under Item 2.02 or Item 7.01 of Form 8-K or other information "furnished" to the Commission), shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description

*4.1
The description of the Company's preferred stock purchase rights contained in its report on Form 8-A, filed on May 26, 1998, and related Rights Agreement, dated as of May 7, 1998 ("Rights Agreement"), between the Company and The First Chicago Trust Company of New York ("First Chicago"), as amended by Amendment No. 1 to the Rights Agreement dated January 1, 2008 between the Company and Wells Fargo Bank, N.A. (as successor rights agent to First Chicago) contained in the Company's Current Report on Form 8-K filed on January 11, 2008 as Exhibit 4.2, and the related form of Certificate of Designation of the Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C, included as Exhibit 1.1 to the Company's Form 8-A filed on May 26, 1998 (Commission File No. File No. 001-06227), as supplemented by Form 8-A/A, Amendment No. 1, filed on January 11, 2008 (Commission File No. File No. 001-06227).

4.2	Amended and Restated Lee Enterprises, Incorporated 1996 Stock Plan for Non-Employee Directors, effective February 22, 2017

5.1	Opinion of Lane & Waterman LLP

23.1	Consent of Lane & Waterman LLP (included in Exhibit 5.1)

23.2	Consent of Baker Tilly Virchow Krause, LLP, Independent Registered Public Accounting Firm

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (included with signature page)
*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davenport and State of Iowa on the 30th day of May 2017.

LEE ENTERPRISES, INCORPORATED	LEE ENTERPRISES, INCORPORATED

/s/ Kevin D. Mowbray	/s/ Ronald A. Mayo
Kevin D. Mowbray	Ronald A. Mayo
President and Chief Executive Officer	Vice President, Chief Financial Officer and Treasurer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the individuals whose signatures appear below hereby constitutes and appoints Kevin D. Mowbray and Ronald A. Mayo, and each of them severally, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or of his substitute or substitutes, may lawfully do to cause to be done by virtue hereof. These Powers of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on May 30, 2017.

/s/ Kevin D. Mowbray	/s/ Ronald A. Mayo
Kevin D. Mowbray	Ronald A. Mayo
President and Chief Executive Officer	Vice President, Chief Financial Officer and Treasurer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)
Director

/s/ Mary E. Junck	/s/ Nancy S. Donovan
Mary E. Junck	Nancy S. Donovan
Executive Chairman	Director
Director

/s/ Leonard J. Elmore	/s/ Richard R. Cole
Leonard J. Elmore	Richard R. Cole
Director	Director

/s/ William E. Mayer	/s/ Herbert W. Moloney III
William E. Mayer	Herbert W. Moloney III
Director	Director

/s/ Brent Magid	/s/ Gregory P. Schermer
Brent Magid	Gregory P. Schermer
Director	Director